Exhibit 99.1


                          EXTERRA ENERGY INC. STATEMENT

I, John Punzo, Chief Executive Officer Exterra Energy Inc. (the "Company") on behalf of the Company in its filing of its Proxy Statement with the Securities & Exchange Commission (the "Commission"), acknowledge that;

o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

/s/ John Punzo
John Punzo
Chief Executive Officer
December 8, 2008